UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2026

Cue Biopharma, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-38327	47-3324577
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Guest Street Boston, Massachusetts	02135
(Address of principal executive offices)	(Zip Code)

(617) 949-2680

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CUE	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

President and Chief Executive Officer Appointment and Resignation

On March 26, 2026, the Board of Directors (the “Board”) of Cue Biopharma, Inc. (the “Company”) appointed Lucinda Warren, the Chief Financial and Business Officer of the Company, as Interim President and Chief Executive Officer, effective as of March 27, 2026 (the “Effective Date”). Ms. Warren will also continue to serve as the Chief Financial and Business Officer.

Ms. Warren will succeed Usman Azam whose resignation as President and Chief Executive Officer and as a member of the Board was effective as of March 26, 2026 (the “Separation Date”). As a result, Dr. Azam will no longer stand for election as a director at the Company’s 2026 Annual Meeting of Stockholders, to be held on April 13, 2026.

Employment Agreement with Ms. Warren

Ms. Warren, age 57, has served as the Company’s Chief Financial and Business Officer since February 2026 and previously served as the Company’s Chief Business Officer from September 2024 until February 2026. She has over 30 years of global experience in the pharmaceutical and biotechnology sectors. Prior to joining the Company, Ms. Warren was at Johnson & Johnson, a healthcare products company, from 1999 to 2024, where she held roles of increasing responsibility in end-to-end business development, including licensing, mergers and acquisitions, and alliance management, most recently as vice president of business development for Neuroscience and Japan Regionally. Ms. Warren previously held significant roles at Janssen Cilag Australia and Janssen Biologics, where she led business units and managed global transitions. She currently serves as chairman of the board of International School Services. Ms. Warren holds a B.S. in biological sciences with a minor in neurology from the University of Alberta.

In connection with her appointment, on March 26, 2026, Ms. Warren entered into an amended and restated executive employment agreement with the Company (the “Warren Employment Agreement”). Pursuant to the Warren Employment Agreement, Ms. Warren will be paid an annual base salary of $525,000. In addition, beginning on the Effective Date and continuing until the earlier of (i) the 12-month anniversary of the Effective Date (the “12-Month Anniversary”) and (ii) the date on which a new president and chief executive officer commences employment with the Company (on which date Ms. Warren will cease to serve as Interim President and Chief Executive Officer) (the “Interim End Date”), Ms. Warren shall receive a supplemental payment of $10,000 per month, less all applicable taxes and withholdings (the “Monthly Supplements”); provided, however, that if the Interim End Date occurs prior to the 12-Month Anniversary, Ms. Warren will receive, in one lump sum, the Monthly Supplements she would have received between the Interim End Date and the 12-Month Anniversary had the Monthly Supplements continued until the 12-Month Anniversary. Following the end of each calendar year, Ms. Warren will be eligible to receive a discretionary incentive bonus with a target of up to 45% of her base salary based upon the Compensation Committee of the Board’s assessment of her performance and the Company’s performance. Pursuant to the Warren Employment Agreement, upon the Company’s achievement of a specified financing milestone, the Company will grant to Ms. Warren a stock option under the Company’s 2025 Stock Incentive Plan to purchase such number of shares of the Company’s common stock as is equal to approximately 1.0% of the outstanding shares of the Company, assuming conversion or exercise of all then-outstanding convertible securities and any unissued pool under the Company’s stock incentive plans, as of the date of grant (the “Warren Option”). Pursuant to the Warren Employment Agreement, Ms. Warren’s eligibility for the increased base salary and target discretionary incentive bonus and the Warren Option are subject to her execution of a non-competition and non-solicitation agreement.

Under the Warren Employment Agreement, Ms. Warren is entitled, subject to her execution and nonrevocation of a release of claims in the Company’s favor and her continued compliance with certain restrictive covenants, in the event of the termination of her employment by the Company without Cause or by her for Good Reason, each as defined in the Warren Employment Agreement, to (i) a lump sum cash severance payment in an amount equal to the sum of (a) 9 months of base salary, plus (b) the target annual bonus for the year of termination, prorated based on the number of days that Ms. Warren is employed in such year through the date of termination, and payable on the Company’s first payroll date that occurs more than 60 days after Ms. Warren’s employment with the Company is terminated; and (ii) if Ms. Warren elects COBRA coverage for health and/or dental insurance in a timely manner, continued payment by the Company of the monthly premium payments for such health benefit coverage (consistent with what was in place at termination) until the earliest of (a) 3 months following termination, (b) the date Ms. Warren obtains new employment that offers health and/or dental insurance that is reasonably comparable to that offered by the Company, and (c) the date COBRA continuation coverage would otherwise terminate in accordance with the provisions of COBRA.

There are no arrangements or understandings between Ms. Warren and any other persons pursuant to which Ms. Warren was selected as Interim President and Chief Executive Officer, and there are no transactions between Ms. Warren and the Company that would be reportable under Item 404(a) of Regulation S-K.

Separation Agreement with Dr. Azam

On March 23, 2026, the Company entered into a separation and release of claims agreement with Dr. Azam (the “Azam Separation Agreement”) in connection with his resignation from the role of President and Chief Executive Officer of the Company. Pursuant to the Azam Separation Agreement, Dr. Azam is entitled, subject to his subsequent execution and nonrevocation of an Additional Release of Claims and not rescinding his acceptance of a post-employment non-competition provision, to (i) a lump sum cash severance payment in an amount equal to $232,500, less all applicable taxes and withholdings, which represents (a) 3 months of Dr. Azam’s base salary, plus (b) 25% of his target 2026 annual discretionary bonus, such lump sum payable in the Company’s first regular payroll cycle that follows the 60-day anniversary of the Separation Date; and (ii) if Dr. Azam is eligible for and timely elects to continue receiving group health insurance coverage under COBRA, continued payment by the Company of the full premiums for such coverage commencing on the Separation Date and continuing until the earliest of (a) 12 months following the Separation Date, (b) the date Dr. Azam obtains new employment that offers health and/or dental insurance that is reasonably comparable to that offered by the Company and (c) the date COBRA continuation coverage would otherwise terminate in accordance with the provisions of COBRA. The Azam Separation Agreement also provides for, among other things, a release of claims in favor of the Company as well as non-disclosure, non-competition and non-solicitation obligations applicable to Dr. Azam.

The foregoing descriptions of the Warren Employment Agreement and the Azam Separation Agreement do not purport to be complete and are subject to, and qualified in their entirety by reference to, the complete text of such agreements, which will be filed with the Securities and Exchange Commission as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cue Biopharma, Inc.

Date: March 27, 2026	By:	/s/ Lucinda Warren
	Name:	Lucinda Warren
	Title:	Interim President and Chief Executive Officer